Exhibit 99

Media Contact	February 25, 2008
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Results for Fourth Quarter Ended December 31, 2007

Hospital Revenues and Discharges Increase

Total Debt Reduced

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) (the “Company”) today reported its results of operations for the fourth quarter ended December 31, 2007. Compared to the fourth quarter of 2006, net operating revenues from the Company’s inpatient rehabilitation hospitals increased by 4.6% and discharges increased by 0.9%.

“We are pleased with the results of the fourth quarter: volumes were up quarter over quarter and sequentially, despite headwinds resulting from the 75% Rule; we were successful in an industry-wide effort to permanently modify this Rule, thereby improving the predictability of our business; unit pricing increased as we continued to treat higher acuity patients; and we were able to manage our costs in a strategic manner,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “2007 marked the end of the turn-around at HealthSouth. We have sold all non-core business units, completed all settlement payments with government entities, significantly reduced our long-term debt, and repositioned ourselves as a leader in the post-acute sector. We now look forward to a new era where we will focus on enhancing our position as the nation’s preeminent provider of inpatient rehabilitative care.”

Net Operating Revenues

Consolidated net operating revenues for the fourth quarter of 2007 were $439.0 million, a $16.2 million, or 3.8%, increase from the same quarter of 2006. Net operating revenues from our inpatient hospitals were $392.5 million, representing a 4.6% increase over the same quarter of 2006. This increase was primarily attributable to an increase in our Medicare reimbursement that was effective October 1, 2007 and a 0.9% increase in discharges quarter over quarter.

During the fourth quarter of 2007, nine of our hospitals operated under the 65% compliance threshold of the 75% Rule. Also during the fourth quarter of 2007, the majority of our hospitals began restricting admissions as they prepared to move to the 65% compliance threshold on January 1, 2008. Despite this challenging environment for these hospitals, total discharges increased by 0.9% compared to the fourth quarter of 2006 and showed a 1.9% sequential improvement from the third quarter of 2007.

Outpatient visits to our outpatient satellites of our inpatient rehabilitation hospitals declined 8.5% in the fourth quarter of 2007 compared to the fourth quarter of 2006 due primarily to the closing of 21 underperforming satellites throughout 2007. During the same quarterly periods, outpatient net operating revenues were down only 1.6% due to strong unit pricing.

Total Operating Expenses

Total operating expenses decreased by 1.5% in the fourth quarter of 2007 compared to the fourth quarter of 2006. Our goal was to manage our overall cost structure in a strategic manner, allowing us to invest in our most valuable resource – our employees.

•

The combined categories of supplies, occupancy costs, and other operating expenses decreased from 21.3% of net operating revenues in the fourth quarter of 2006 to 19.9% of net operating revenues in the fourth quarter of 2007.

•	Professional fees were down significantly as we concluded the vast majority of our various restructuring efforts.
•

The provision for doubtful accounts improved to 1.8% of net operating revenues for the quarter, compared to 4.7% for the same period last year. These improvements are reflective of the benefits we have seen with the new billing and collections software we installed in 2006, as well as the standardization of certain business office practices in our hospitals.

•	General and administrative expenses decreased due primarily to the divestitures of our surgery centers, outpatient, and diagnostic divisions in the second and third quarters of 2007.

Our ability to reduce these expenses allowed us to invest in our workforce: salaries and benefits were 51.7% of net operating revenues in the fourth quarter of 2007 compared to 50.2% of net operating revenues in the fourth quarter of 2006. This increase was primarily attributable to merit increases for our employees and targeted salary range adjustments in markets where we determined we were not competitive with our base salaries, both of which were effective October 1, 2007. Merit increases for all of our employees except 21 senior officers are implemented in October of each year. Senior officers receive their merit increases in the first quarter of each year.

The following items also were included in total operating expenses in the fourth quarters of 2007 and 2006:

•

In the fourth quarter of 2007, we recorded a $31.0 million increase in the liability associated with our securities litigation settlement based on the value of our common stock and warrants underlying the settlement as of December 31, 2007. During the fourth quarter of 2006, we reduced this liability by approximately $31.2 million based on the value of the common stock and warrants underlying the settlement as of December 31, 2006. These changes are non-cash in nature. There are approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock (with a strike price of $41.40 per share) underlying this settlement. As of December 31, 2007, these shares of common stock and warrants have not been issued and are not included in our basic or diluted common shares outstanding.

•	In the fourth quarter of 2006, total operating expenses included a $12.8 million recovery of incentive bonuses from our former chairman and chief executive officer.

Operating Earnings

Operating earnings were $21.9 million for the fourth quarter of 2007 compared to $3.3 million for the fourth quarter of 2006 (see supplemental information attached to this press release for the calculation of operating earnings).

75% Rule

On December 29, 2007, The Medicare, Medicaid and State Children’s Health Insurance Program (SCHIP) Extension Act of 2007 (the “2007 Medicare Act”) was signed into law, permanently setting the compliance threshold of the “75% Rule” at 60%, and allowing hospitals to continue using patients’ secondary medical conditions, or “comorbidities,” to determine whether a patient qualifies for inpatient rehabilitation care under the Rule. We believe the permanent “freeze” at the 60% compliance threshold will stabilize much of the volatility in patient volumes created by the 75% Rule. An additional element to the 2007 Medicare Act is a reduction in the pricing of Medicare-eligible services to a pricing level that existed in the third quarter of 2007. This “roll-back” is effective from April 1, 2008 until September 30, 2009. The long-term impact of permanently establishing a 60% compliance threshold is positive for the Medicare patients we serve and for the Company. We anticipate the temporary negative impact of the pricing roll-back will be offset by volume increases created by the fact that more patients now have access to our high quality inpatient rehabilitation services.

Pre-tax Loss from Continuing Operations and Net Loss

The Company reported a pre-tax loss from continuing operations of $61.1 million, or $0.78 per share (basic and diluted), for the fourth quarter of 2007 compared to its pre-tax loss from continuing operations of $47.5 million, or $0.60 per share (basic and diluted), for the fourth quarter of 2006. Pre-tax loss from continuing operations for the fourth quarter of 2007 included a $23.6 million loss on our interest rate swap and an $8.3 million loss on early extinguishment of debt related to the bond redemptions discussed below.

Net loss available to common shareholders was $52.4 million, or $0.67 per share (basic and diluted), for the fourth quarter of 2007 compared to a net loss available to common shareholders of $77.9 million, or $0.98 per share (basic and diluted), for the fourth quarter of 2006. Net loss available to common shareholders in 2007 included a gain of approximately $11.1 million related to additional outpatient facilities that received regulatory approval during the fourth quarter of 2007 for the transfer to Select Medical Corporation, who purchased our outpatient division in May 2007.

“2007 was a transformational year for HealthSouth,” said John Workman, Executive Vice President and Chief Financial Officer of HealthSouth. “With the net proceeds from our divestitures and our income tax recovery, we reduced our debt by $1.4 billion. We also satisfied our liabilities under our Medicare Program Settlement and the Securities and Exchange Commission Settlement. We are now able to focus on the operations of the Company in a more stable environment to generate strong cash flow. With reduced interest expense as a result of the debt pay-down and the elimination of the above settlement payments, we will have additional cash available for further deleveraging as well as opportunistic acquisitions, as they present themselves.”

Cash Flow and Balance Sheet

Cash and cash equivalents were $19.8 million as of December 31, 2007. Capital expenditures were $14.2 million for the quarter and $39.4 million for the year-to-date period.

We made the final payment of $21.9 million for our Medicare Program Settlement in December 2007, and we made the final $25.0 million payment related to our SEC Settlement in October 2007.

Our leverage and liquidity are improving. During the fourth quarter of 2007, we used $405 million of our $440 million income tax recovery to pay down amounts outstanding under our Credit Agreement. This debt reduction was in addition to the use of the net cash proceeds from our divestiture transactions to pay down amounts outstanding under our Credit Agreement in the second and third quarters of 2007.

We also used available cash to redeem approximately $27 million of our 10.75% Senior Notes due 2016 during the fourth quarter of 2007. This $27 million redemption was in addition to the $32 million redemption we made in the third quarter of 2007 for these higher interest rate notes.

As of December 31, 2007, total long-term debt was $2.0 billion compared to $3.4 billion as of December 31, 2006, representing a reduction of $1.4 billion.

We have announced the sale of our corporate campus, and we expect the receipt of additional income tax recoveries. This cash will be used primarily to further reduce long-term debt. However, no assurances can be given as to whether or when such cash flows will be received.

2008 Guidance

“With our repositioning behind us, we believe 2008 will be a year where we will see the benefits of our operational initiatives reflected through volume growth, increased net operating revenues, and growth in earnings per share,” said Mr. Grinney. “These operational initiatives will allow us to continue to provide high-quality care to our patients while setting the platform for sustained growth in 2009 and beyond.”

Our 2008 guidance includes the following:

•

Inpatient discharges are expected to grow 2% to 4% year over year. We expect this growth will occur throughout the year as we complete the roll-out of our TeamWorks initiative, which is scheduled to be completed by the end of the third quarter.

•	Based on our current complement of hospitals and outpatient satellites, we expect our 2008 consolidated net operating revenues to be in the range of $1.80 billion to $1.85 billion.
•	Adjusted consolidated EBITDA is expected to be in the range of $320 million to $335 million.

Included in this projected 2008 adjusted consolidated EBITDA range is approximately $8 million of professional fees with a consulting firm associated with our TeamWorks initiative. TeamWorks is an operational initiative designed to identify best practices in a number of key areas and standardize those practices across all our hospitals. This expense will be included in our calculation of adjusted consolidated EBITDA in 2008 and is not expected to recur in 2009.

We expect our diluted loss per share available to common shareholders will be in the range of ($0.08) to $0.00 per share. However, there are two non-routine items included in this “as reported” range estimate.

•

In accordance with Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we will accelerate the depreciation of our corporate campus so that the net book value of the corporate campus equals the estimated net proceeds expected to be received on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximates $10 million. No similar charges are expected in 2009.

•

During 2008, we expect to incur approximately $25 million of professional fees including legal fees related to our derivative litigation and professional fees related to income tax consulting fees and various projects surrounding our pursuit of our remaining income tax refund claims. While no assurances can be provided that similar costs will not be incurred in 2009, any amounts spent in 2009 should be less than expenses incurred in 2008.

If these two items are added back to our net loss, our adjusted diluted earnings per share would be in the range of $0.30 per share to $0.38 per share. Our diluted share count is forecasted to approximate 92 million shares.

The above guidance does not incorporate any assumptions related to: (1) mark-to-market adjustments to the liability associated with our securities litigation settlement that are required until the applicable common stock and warrants are issued; and (2) any gain or loss associated with our interest rate swap over the remaining term of this agreement.

Other Information

As discussed in more detail in our Form 10-Q’s filed with the United States Securities and Exchange Commission (the “SEC”) for the quarterly periods ended September 30, 2007, June 30, 2007, and March 31, 2007, historically, we have reported five segments: inpatient, surgery centers, outpatient, diagnostic, and corporate and other. Based on our strategic focus in the inpatient rehabilitation industry and the reclassification of our surgery centers, outpatient, and diagnostic divisions to discontinued operations, we modified our segment reporting from five reportable segments to one reportable segment in the first quarter of 2007. Amounts historically reported as part of our corporate and other segment, which primarily represented the corporate overhead costs associated with our operating divisions, are no longer considered a reportable segment due to our strategic repositioning as a pure-play post-acute care provider and the change in the manner in which we now manage the Company. Rather, these corporate overhead costs are now presented on the line entitled General and administrative expenses in our condensed consolidated statements of operations. Therefore, the condensed consolidated results of operations of the Company presented herein represent the continuing operations of our inpatient division, including corporate overhead. Our condensed consolidated results of operations include overhead costs associated with managing and providing shared services to our surgery centers, outpatient, and diagnostic divisions, even though these divisions qualify as discontinued operations.

The Company expects to file its Form 10-K for the year ended December 31, 2007 this week. When filed, the report can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-K for the year ended December 31, 2007, when filed.

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In Millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net operating revenues	$ 439.0	$ 422.8	$ 1,752.5	$ ,711.6
Operating expenses:
Salaries and benefits	227.1	212.1	869.1	824.4
Other operating expenses	48.0	50.1	243.3	225.5
General and administrative expenses	27.7	36.9	134.8	144.5
Supplies	25.6	25.4	100.7	100.9
Depreciation and amortization	19.7	23.5	77.5	86.8
Impairment of long-lived assets	–	9.7	15.1	9.7
Recovery of amounts due from Richard M. Scrushy	–	(12.8)	–	(47.8)
Occupancy costs	13.9	14.6	52.4	54.5
Provision for doubtful accounts	7.8	19.7	34.4	45.6
Loss on disposal of assets	3.6	1.2	5.9	6.4
Government, class action, and related settlements	31.1	(24.5)	(2.8)	(4.8)
Professional fees—accounting, tax, and legal	7.3	62.0	51.6	161.4
Total operating expenses	411.8	417.9	1,582.0	1,607.1
Loss on early extinguishment of debt	8.3	–	28.2	365.6
Interest expense and amortization of debt discounts
and fees	52.0	57.9	229.9	234.8
Other income	(0.9)	(3.7)	(15.5)	(9.4)
Loss (gain) on interest rate swap	23.6	(3.4)	30.4	10.5
Equity in net income of nonconsolidated affiliates	(2.9)	(1.9)	(10.3)	(8.7)
Minority interests in earnings of consolidated affiliates	8.2	3.5	31.4	26.3
Loss from continuing operations before income tax
(benefit) expense	(61.1)	(47.5)	(123.6)	(514.6)
Provision for income tax (benefit) expense	(34.2)	1.4	(322.4)	22.4
(Loss) income from continuing operations	(26.9)	(48.9)	198.8	(537.0)
(Loss) income from discontinued operations, net of income
tax benefit (expense)	(19.0)	(22.5)	454.6	(88.0)
Net (loss) income	(45.9)	(71.4)	653.4	(625.0)
Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(26.0)	(22.2)
Net (loss) income available to common shareholders	$ (52.4)	$ (77.9)	$ 627.4	$ (647.2)

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (Continued)

(Unaudited)

(In Millions, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Weighted average common shares outstanding:
Basic	78.6	79.2	78.7	79.5
Diluted	91.9	92.6	92.0	90.3
Earnings (loss) per common share:
Basic:
(Loss) income from continuing operations available
to common shareholders	$ (0.43)	$ (0.70)	$ 2.20	$ (7.03)
(Loss) income from discontinued operations,
net of income tax expense	(0.24)	(0.28)	5.77	(1.11)
Net (loss) income per share available to
common shareholders	$ (0.67)	$ (0.98)	$ 7.97	$ (8.14)
Diluted:
(Loss) income from continuing operations available
to common shareholders	$ (0.43)	$ (0.70)	$ 2.16	$ (7.03)
(Loss) income from discontinued operations,
net of income tax expense	(0.24)	(0.28)	4.94	(1.11)
Net (loss) income per share available to
common shareholders	$ (0.67)	$ (0.98)	$ 7.10	$ (8.14)

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In Millions)

	As of December 31,
	2007	2006
Assets
Current assets:
Cash and cash and equivalents	$ 19.8	$ 27.1
Restricted cash	63.6	60.3
Current portion of restricted marketable securities	28.9	37.5
Accounts receivable, net of allowance for doubtful accounts of $37.8
in 2007; $35.3 in 2006	220.2	213.9
Insurance recoveries receivable	230.0	230.0
Other current assets	58.7	78.0
Current assets held for sale	16.2	233.5
Total current assets	637.4	880.3
Property and equipment, net	744.4	810.5
Goodwill	406.1	406.1
Intangible assets, net	26.1	30.4
Investment in and advances to nonconsolidated affiliates	42.7	37.7
Assets held for sale	63.2	834.4
Income tax refund receivable	52.5	218.8
Other long-term assets	78.2	142.6
Total assets	$ 2,050.6	$ 3,360.8

Current liabilities:
Current portion of long-term debt	$ 68.3	$ 33.6
Accounts payable	49.1	66.9
Accrued expenses and other current liabilities	365.5	451.9
Government, class action, and related settlements	400.7	570.6
Current liabilities held for sale	86.9	138.6
Total current liabilities	970.5	1,261.6
Long-term debt, net of current portion	1,974.4	3,343.1
Other long-term liabilities	175.6	282.2
	3,120.5	4,886.9
Commitments and contingencies
Minority interest in equity of consolidated affiliates	97.2	271.1
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
Total shareholders’ deficit	(1,554.5)	(2,184.6)
Total liabilities and shareholders’ deficit	$ 2,050.6	$ 3,360.8

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Millions)

	Year Ended December 31,
	2007	2006
Net cash provided by (used in) operating activities	$ 230.7	$ (129.8)
Net cash provided by investing activities	1,184.5	61.9
Net cash used in financing activities	(1,436.6)	(69.8)
Effect of exchange rate changes on cash and cash equivalents	0.1	0.1
Decrease in cash and cash equivalents	(21.3)	(137.6)
Cash and cash equivalents at beginning of year	27.1	166.6
Cash and cash equivalents of divisions and facilities held for sale at beginning of
year	14.4	12.5
Less: Cash and cash equivalents of divisions and facilities held for sale at end of
year	(0.4)	(14.4)
Cash and cash equivalents at end of year	$ 19.8	$ 27.1

Operating activities. Net cash provided by operating activities increased by $360.5 million from 2006 to 2007. This increase resulted from higher net operating revenues and lower operating expenses year over year. Specifically, we experienced a $109.8 million reduction in professional fees—accounting, tax, and legal from 2006 to 2007. In addition, we received a $440 million federal income tax recovery in October 2007. Net cash provided by operating activities in 2007 and 2006 also included payments of approximately $171.4 million and $132.8 million, respectively, related to government, class action, and related settlements.

Investing activities. The increase in net cash provided by investing activities from 2006 to 2007 was due to the cash proceeds received from the divestitures of our surgery centers, outpatient, and diagnostic divisions during 2007.

Financing activities. The increase in net cash used in financing activities was due to the use of the net cash proceeds from the divestitures of our surgery centers, outpatient, and diagnostic divisions, as well as the majority of our federal income tax recovery, to reduce debt outstanding under our Credit Agreement during 2007. During 2007, we made approximately $1.3 billion of net debt payments, while during 2006, we made approximately $246.3 million of net debt payments. Financing activities for 2006 also included approximately $387.4 million of net proceeds from the issuance of convertible perpetual preferred stock.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Consolidated EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In Millions)
Net (loss) income	$ (45.9)	$ (71.4)	$ 653.4	$ (625.0)
Loss (income) from discontinued operations	19.0	22.5	(454.6)	88.0
Provision for income tax (benefit) expense	(34.2)	1.4	(322.4)	22.4
Loss (gain) on interest rate swap	23.6	(3.4)	30.4	10.5
Interest expense and amortization of debt discounts and
fees	52.0	57.9	229.9	234.8
Loss on early extinguishment of debt	8.3	–	28.2	365.6
Government, class action, and related settlements	31.1	(24.5)	(2.8)	(4.8)
Net noncash loss on disposal of assets	3.6	2.2	5.9	6.4
Impairment charges	–	9.7	15.1	9.7
Depreciation and amortization	19.7	23.5	77.5	86.8
Professional fees—accounting, tax, and legal	7.3	62.0	51.6	161.4
Compensation expense under FASB Statement No. 123(R)	2.5	3.9	10.6	15.5
Restructuring activities under FASB Statement No. 146	0.1	–	0.1	0.3
Sarbanes-Oxley related costs	–	0.6	0.3	4.8
Adjusted Consolidated EBITDA (1)*	$ 87.1	$ 84.4	$ 323.2	$ 376.4

(1)	Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe it is useful to investors as it is used in our covenant calculations under our Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss) or to cash flows from operating, investing, or financing activities. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

Our Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

After consummation of the divestitures of our surgery centers, outpatient, and diagnostic divisions, and in accordance with our Credit Agreement, Adjusted Consolidated EBITDA is calculated to give effect to each divestiture, including adjustments for the allocation of corporate overhead to each divested division. However, these allocations are estimates and are not necessarily indicative of the Adjusted Consolidated EBITDA that would have resulted had the applicable divisions been divested as of the beginning of each period presented. Accordingly, these adjustments are not included in the above table. In addition, we are allowed to add other income, including interest income, to the calculation of Adjusted Consolidated EBITDA under our Credit Agreement. This includes interest income associated with our federal income tax recovery. This amount has not been included in the above calculation as it would not be indicative of our Adjusted Consolidated EBITDA for future periods.

Adjusted Consolidated EBITDA for the year ended December 31, 2007 included an $8.6 million gain on the sale of our remaining investment in Source Medical Solutions, Inc. Adjusted Consolidated EBITDA for the three months and year ended December 31, 2006 included a $12.8 million and a $47.8 million, respectively, recovery of incentive bonuses from our former chairman and chief executive officer.

*

Adjusted Consolidated EBITDA includes general and administrative expenses for all divisions. General and administrative expenses approximated 6.3% and 7.7% of consolidated net operating revenues for the three months and year ended December 31, 2007, respectively. However, these percentages decrease by 30 basis points and 200 basis points, respectively, if you include the revenues of the divisions reported in discontinued operations.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Operating Earnings

We define operating earnings as income before (1) loss on early extinguishment of debt, (2) interest expense and amortization of debt discounts and fees, (3) other income, (4) loss (gain) on interest rate swap, and (5) income tax (benefit) expense. We use operating earnings as an analytical indicator to assess our performance. Our operating earnings for the three months and years ended December 31, 2007 and 2006 were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 439.0	$ 422.8	$ 1,752.5	$ 1,711.6
Total operating expenses	411.8	417.9	1,582.0	1,607.1
Equity in net income of nonconsolidated affiliates	(2.9)	(1.9)	(10.3)	(8.7)
Minority interests in earnings of consolidated affiliates	8.2	3.5	31.4	26.3
Operating earnings	$ 21.9	$ 3.3	$ 149.4	$ 86.9

Operating earnings is not a defined measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered as an alternative to net (loss) income. Because operating earnings is not a measure determined in accordance with GAAP and is susceptible to varying calculations, operating earnings, as presented, may not be comparable to other similarly titled measures presented by other companies.

HealthSouth Corporation and Subsidiaries

Supplemental Information

	December 31, 2007	December 31, 2006
# of inpatient rehabilitation hospitals	94	92
# of long-term acute care hospitals	6	10
# of outpatient satellites	60	81

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In Millions)
Net patient revenue—inpatient	$ 392.5	$ 375.4	$ 1,557.4	$ 1,497.7
Net patient revenue—outpatient and other revenues	46.5	47.4	195.1	213.9
Net operating revenues	$ 439.0	$ 422.8	$ 1,752.5	$ 1,711.6

	(Actual Amounts)
Discharges*	25,183	24,958	101,462	101,421
Outpatient visits	308,139	336,614	1,325,396	1,446,816
Average length of stay	14.9 days	15.2 days	15.1 days	15.2 days
Occupancy %	61.2%	62.6%	63.0%	64.4%
# of licensed beds	6,679	6,566	6,679	6,566
Full-time equivalents**	15,349	15,401	15,484	15,650

*	Represents discharges from our consolidated hospitals. As of December 31, 2007, we had 91 consolidated hospitals.
**

Excludes 539 and 890 full-time equivalents for the three months ended December 31, 2007 and 2006, respectively, and 707 and 860 full-time equivalent for the years ended December 31, 2007 and 2006, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in our condensed consolidated statements of operations. Full-time equivalents included in the above table represent those who participate in or support the operations of our hospitals.

HealthSouth Corporation and Subsidiaries

Supplemental Information

During the three months and years ended December 31, 2007 and 2006, we derived consolidated net operating revenues from the following payor sources:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Medicare	67.2%	68.5%	67.5%	68.6%
Medicaid	2.3%	2.0%	2.0%	2.0%
Workers’ compensation	2.3%	2.4%	2.4%	2.6%
Managed care and other discount plans	18.6%	18.7%	18.7%	18.4%
Other third-party payors	6.8%	5.3%	6.3%	5.1%
Patients	0.5%	0.6%	0.6%	0.5%
Other income	2.3%	2.5%	2.5%	2.8%
Total	100.0%	100.0%	100.0%	100.0%

Our operating results of discontinued operations were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 24.7	$ 310.0	$ 625.1	$ 1,357.4
Costs and expenses	17.9	330.1	591.9	1,433.1
Impairments	1.0	3.2	38.2	10.0
Income (loss) from discontinued operations	5.8	(23.3)	(5.0)	(85.7)
Gain on disposal of assets of discontinued operations	1.9	7.3	5.1	16.6
Gain on divestiture of divisions	8.3	–	451.9	–
Income tax (expense) benefit	(35.0)	(6.5)	2.6	(18.9)
(Loss) income from discontinued operations, net
of tax	$ (19.0)	$ (22.5)	$ 454.6	$ (88.0)

HealthSouth Corporation and Subsidiaries

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on Tuesday, February 26, 2008, to discuss its results for the fourth quarter and year ended December 31, 2007.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 32798420. International callers should dial 973-582-2847 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 26 until March 18, 2008. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2007, which is expected to be filed later this week.